Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the registration statement (Form S-4 No. 333-00000) and related Proxy Statement/Prospectus of LTX Corporation for the registration of shares of its common stock and to the incorporation by reference therein of our reports dated October 12, 2007, with respect to the consolidated financial statements and schedule of LTX Corporation, and the effectiveness of internal control over financial reporting of LTX Corporation, included in its Annual Report (Form 10-K) for the year ended July 31, 2007, filed with the Securities and Exchange Commission.

/s/    Ernst & Young LLP

Boston, Massachusetts

July 18, 2008